Hexion Specialty Chemicals, Inc.	Exhibit 99.1
180 East Broad Street Columbus, OH 43215 hexion.com	NEWS RELEASE

FOR IMMEDIATE RELEASE

Hexion Specialty Chemicals Reports Fourth Quarter and Fiscal Year 2008 Results

COLUMBUS, Ohio – (March 3, 2009) – Hexion Specialty Chemicals, Inc., today reported its results for the fourth quarter and year ended December 31, 2008. Results for the fourth quarter of 2008 include:

•	Revenues of $1.18 billion in the fourth quarter of 2008 compared to $1.48 billion during the prior year period as lower volumes more than offset increased pricing.

•

Operating loss of $876 million for the fourth quarter of 2008 versus operating income of $21 million for the comparable prior year period. Hexion’s fourth quarter 2008 operating loss was primarily impacted by $800 million in terminated merger and settlement costs, which included legal fees and settlement costs associated with litigation relating to the Huntsman Corporation transaction. In addition, unabsorbed fixed costs associated with extended shutdowns in December 2008 increased Hexion’s operating loss by $23 million.

•

Net loss of $921 million for the 2008 quarter versus a net loss of $63 million in the fourth quarter of 2007 primarily due to the same factors impacting operating loss, partially offset by income tax benefits due to increased pre-tax losses from international operations.

•

Segment EBITDA (earnings before interest, taxes, depreciation and amortization) totaled $46 million in the fourth quarter of 2008 compared to $125 million during the prior year period. Lower volumes, extended plant shutdowns and reduced operating rates negatively impacted fourth quarter Segment EBITDA. (Note: Segment EBITDA is a non-GAAP financial measure and is defined and reconciled to Net Income later in this release.)

Highlights for fiscal year 2008 include:

•	Revenues of $6.1 billion in 2008 compared to $5.8 billion, an increase of 5 percent. Acquisitions, net of divestitures, added $158 million in incremental revenues.

•	An operating loss of $893 million versus operating income of $302 million in 2007. Hexion’s operating loss reflected $1,027 million in terminated merger and settlement costs.

•	The Company posted a net loss of $1,190 million in 2008 compared to a net loss of $65 million in the prior year.

•

Hexion recorded 2008 Segment EBITDA of $461 million compared to $611 million in 2007. Adjusted EBITDA was $596 million for the year ended December 31, 2008. (Note: Segment EBITDA and Adjusted EBITDA are non-GAAP financial measures and defined and reconciled to Net loss later in this release.)

“In addition to the impact of the merger termination and settlement costs, Hexion faced extremely challenging market conditions in the fourth quarter of 2008 as our results were negatively impacted by dramatically lower volumes, inventory destocking by customers and extended customer shutdowns due to the global economic slowdown,” said Craig O. Morrison, Chairman, President and CEO. “While our fourth quarter results were disappointing, we remain focused on achieving our restructuring programs, taking actions to enhance our liquidity position and investing in international markets, such as our forest product expansions currently under construction in Brazil and in Russia, as well as recent growth in our oilfield technology business.”

“We are anticipating that market conditions will remain challenging in 2009. Based on operating trends to date in the first quarter of 2009, we expect first quarter volumes and operating margins to be in line with the fourth quarter of 2008. We believe that Hexion’s customer, geographic and product diversity should help us partially offset the global slowdown, and we believe we are well-positioned for the eventual economic rebound. We are also encouraged by the recent relief we have seen in raw material prices, although these have historically been volatile. We are aggressively reducing costs and taking incremental actions to conserve cash.”

Productivity and Synergy Update

The Company has taken aggressive actions in response to the fourth quarter slowdown and the limited visibility into 2009 demand levels. Hexion announced today that it is expanding its previously announced $60 million productivity program to a revised target of approximately $100 million to further improve the efficiency of its business. Hexion’s expanded productivity savings are expected to be generated primarily in two areas: manufacturing and commercial, with $56 million in targeted savings; and support services, with $44 million in targeted savings.

The Company’s remaining $119 million in synergy and productivity savings are comprised of the $100 million target and ongoing actions from the Company’s synergy program. Hexion expects that most of the actions to obtain the remaining synergy and productivity savings will be initiated or completed within the next 18 months and will include an approximate 15 percent reduction in Hexion’s worldwide staffing levels. Hexion expects to incur $44 million to achieve these savings, including $28 million for workforce reductions. The Company expects to fund these costs through working capital reductions.

In the fourth quarter of 2008, the Company achieved $17 million in productivity savings and synergies.

“While these are always difficult decisions, we are taking these actions to bolster the long-term health of the Company and continue to serve our customers in the face of unprecedented market declines,” Morrison said.

Full Year 2008 Results

Sales for fiscal year 2008 were $6.1 billion, a 5 percent increase compared to 2007. The increase in sales was driven by positive pricing actions and the impact of acquisitions, as well as favorable foreign currency translation. Operating loss in 2008 totaled $893 million compared to operating income of $302 million in 2007. Fiscal year 2008 operating results were impacted by $1,027 million in terminated merger and settlement costs, as well as raw material cost increases, lower volumes in certain product lines and Hurricanes Gustav and Ike. The impact of these factors was partially off-set by pricing actions and the continued realization of synergies compared to the similar year-ago period. Hexion posted a net loss in 2008 of $1,190 million compared to a net loss of $65 million in 2007.

Update Related to the Huntsman Litigation Settlement Agreement

As previously announced, on December 14, 2008, the Company entered into a settlement agreement and release with Huntsman Corporation (NYSE: HUN) (“Huntsman”) and certain other parties with respect to litigation among various of the parties relating to the Huntsman merger agreement.

Under the settlement agreement, Hexion paid Huntsman a $325 million termination fee, as required by the merger agreement. As disclosed at the time of the settlement, the termination fee was borrowed by Hexion LLC, the parent company of Hexion. The termination fee loan is a six-year bank loan to Hexion LLC with a payment in kind (PIK) provision that enables Hexion LLC, at its option, to accrue the interest at intervals during the term loan in lieu of making cash interest payments. Since the borrowing was made by Hexion’s parent, the Company’s cash flow and debt covenant calculations are not impacted. In addition, the Company paid Huntsman $225 million, while reserving all rights with respect to reallocation of the payments to certain other affiliates of Apollo, and certain affiliates of Apollo paid Huntsman $200 million, while reserving all rights with respect to reallocation of the payments to certain other affiliates of Apollo. Finally, certain affiliates of Apollo purchased $250 million of Huntsman’s 7% convertible senior notes.

Separately, pursuant to the settlement agreement, certain affiliates of Apollo have committed to purchase $200 million of preferred units and warrants of Hexion LLC by December 31, 2011. Hexion LLC and Hexion will have the right to require the Apollo investors to purchase all or a portion of the preferred units and warrants prior to December 31, 2011 as necessary to satisfy certain financial maintenance covenants applicable to Hexion. Hexion LLC will contribute the proceeds from the issuance of equity to Hexion to be used by Hexion for general business purposes.

In addition, prior to the purchase by the Apollo affiliates of all the preferred shares and warrants, the Apollo affiliates committed to provide liquidity facilities to Hexion LLC (or directly to Hexion if so directed by Hexion LLC) on an interim basis. The aggregate liquid facilities outstanding, together with the purchase price for any preferred shares and warrants, will at no time exceed $200 million.

“We appreciate Apollo’s ongoing support of Hexion, which will help the Company solidify its position in the marketplace,” Morrison said. “We believe we are well-positioned to compete globally as a stand-alone company, and we look forward to focusing fully on serving our customers and growing our business.”

Segment Results

Following are net sales and Segment EBITDA by reportable segment for the fourth quarter and twelve months ended in December 2008. Segment EBITDA is defined as EBITDA adjusted to exclude certain non-cash and non-recurring expenses. Segment EBITDA or adjusted EBITDA is the primary performance measure used by the Company to evaluate operating results and allocate resources among segments. Segment EBITDA is also the profitability measure used in management and executive incentive compensation programs. Corporate and Other primarily represents certain corporate, general and administrative expenses that are not allocated to the segments. (Note: Segment EBITDA is a non-GAAP financial measure and is defined and reconciled to Net Income later in this release.)

	Three months ended Dec. 31,		Year ended Dec. 31,
	2008	2007	2008	2007
Net Sales to Unaffiliated Customers(1)(2)(3):
Epoxy and Phenolic Resins	$446	$602	$2,432	$2,370
Formaldehyde and Forest Products Resins	405	478	2,033	1,776
Coatings and Inks	238	316	1,248	1,332
Performance Products	89	84	380	332

	$1,178	$1,480	$6,093	$5,810

Segment EBITDA(2)(3):
Epoxy and Phenolic Resins	$(2)	$65	$192	$334
Formaldehyde and Forest Products Resins	41	42	194	177
Coatings and Inks	(4)	12	35	81
Performance Products	23	19	90	73
Corporate and Other	(12)	(13)	(50)	(54)

1.	Intersegment sales are not significant and, as such, are eliminated within the selling segment.
2.	Net sales and Segment EBITDA include the Orica Limited adhesives and resins business acquisition and the Arkema GmbH forest product resins and formaldehyde business acquisition from February 1, 2007 and November 1, 2007, respectively.
3.	Certain of the Company’s product lines have been realigned, resulting in reclassifications between Segments. Prior period balances have been reclassified to conform to current presentations.

Liquidity and Capital Resources

At December 31, 2008, Hexion had $3.859 billion of debt. In addition, at December 31, 2008, Hexion had $418 million in liquidity including $121 million of unrestricted cash and cash equivalents, $7 million of short-term investments, $42 million of borrowings available under our senior secured revolving credit facilities, $48 million of borrowings available under additional credit facilities at certain domestic and international subsidiaries and the $200 million commitment from Apollo.

Hexion expects to have adequate liquidity to fund its ongoing operations for the foreseeable future from cash flows provided by operating activities, amounts available for borrowings under our credit facilities and amounts available from its parent. Hexion has also taken a number of actions in its efforts to preserve liquidity and improve its cost structure, including:

•

Rationalizing its manufacturing footprint as the Company ceased production at five facilities in 2008. In December 2008, Hexion also announced the closure of a Coatings and Inks facility, which occurred in January 2009.

•

Continuing to focus on reducing working capital (defined as accounts receivable and inventories less accounts and drafts payable) in 2009. Hexion’s working capital at December 31, 2008 was $679 million, a decrease of $80 million from December 31, 2007.

•

Decreasing its 2009 budgeted capital expenditures to $111 million. Maintenance and environmental capital expenditures in 2009 are estimated to be approximately 60 percent of the $111 million. The Company invested $134 million in capital expenditures in 2008.

•	Reducing discretionary sales, general and administrative spending wherever possible, such as travel restrictions, salary actions for non-exempt associates (where allowable) and additional actions.

In addition, Hexion expects its cash taxes to be minimal in the near term as it benefits from large net operating loss carryforwards in the United States. The Company also believes that decreasing interest rates should reduce cash interest costs by approximately $40 million in 2009 compared to 2008 interest levels. Hexion also continues to investigate the sale of non-core assets to further increase liquidity. While Hexion was in compliance at December 31, 2008 with all of the terms of its outstanding indebtedness, including the financial covenants, if the downturn continues at current levels, the Company could fail to comply with the senior secured bank leverage ratio covenant in its senior secured credit facility. A failure to comply with the Company’s debt covenants could result in a default, which if not cured or waived, could have a material adverse effect on Hexion’s business, financial condition and results of operations. Subject to certain conditions, Hexion’s senior credit facility permits a default in its senior secured leverage ratio covenant to be cured by cash contributions to the Company’s capital from the proceeds of equity purchases or cash contributions to the capital of Hexion LLC, the parent company.

The Board of Directors has authorized the Company from time to time to retire or purchase a portion of our outstanding debt securities through cash purchases, in open market purchases, privately negotiated transactions or otherwise. Such repurchases will depend on prevailing market conditions, Hexion’s liquidity requirements, contractual restrictions and other factors. The amounts involved may be material. Repurchases may be funded through available cash, borrowings from our credit facilities, and sales of accounts receivable to Apollo affiliates or other liquidity sources.

Following is a summary of our outstanding debt at December 31:

Outstanding Debt

(U.S. Dollars in Millions)

	2008	2007
Senior Secured Credit Facilities:
Revolving facility due 2011	$180	$—
Floating rate term loans due 2013	2,254	2,282
Senior Secured Notes:
Floating rate second-priority senior secured notes due 2014	200	200
9.75% Second-priority senior secured notes due 2014	625	625
Debentures:
9.2% debentures due 2021	115	115
7.875% debentures due 2023	247	247
8.375% sinking fund debentures due 2016	78	78
Other Borrowings:
Australian Multi-Currency Term/Working Capital Facility due 2011	50	69
Industrial Revenue Bonds due 2009	34	34
Capital Leases	15	12
Other	61	58

Total debt	$3,859	$3,720

Reconciliation of Segment EBITDA to Net loss (Unaudited)

(U.S. Dollars in Millions)

	Three months ended Dec. 31,		Year ended Dec. 31,
	2008	2007	2008	2007
Segment EBITDA:
Epoxy and Phenolic Resins	$(2)	$65	$192	$334
Formaldehyde and Forest Products Resins	41	42	194	177
Coatings and Inks	(4)	12	35	81
Performance Products	23	19	90	73
Corporate and Other	(12)	(13)	(50)	(54)

Reconciliation:
Items not included in Segment EBITDA
Terminated merger and settlement costs	(800)	—	(1,027)	—
Transaction costs	—	—	—	(1)
Integration costs	(7)	(10)	(27)	(38)
Non-cash charges	(11)	(37)	(26)	(54)
Unusual items:
Loss (gain) on divestiture of assets	(6)	—	5	8
Purchase accounting effects/inventory step-up	—	(1)	—	(1)
Business realignments	(19)	(5)	(41)	(21)
Derivative settlements	(24)	—	(37)	—
Other	1	(8)	(8)	(17)

Total unusual items	(48)	(14)	(81)	(31)

Total adjustments	(866)	(61)	(1,161)	(124)
Interest expense, net	(77)	(73)	(304)	(310)
Income tax benefit (expense)	22	(1)	17	(44)
Depreciation and amortization	(46)	(53)	(203)	(198)

Net loss	(921)	(63)	$(1,190)	$(65)

Earnings Call

Hexion will host a teleconference to discuss Fourth Quarter 2008 results on Thursday, March 12, 2009, at 10 a.m. Eastern Time.

Interested parties are asked to dial-in approximately 10 minutes before the call begins at the following numbers:

U.S. Participants: 888-396-2384

International Participants: 617-847-8711

Participant Passcode: 16911971

Live Internet access to the call and presentation materials will be available through the Investor Relations section of the Company’s website: www.hexion.com. A replay of the call will be available for three weeks beginning on March 17, 2009. The playback can be accessed by dialing 888-286-8010 (U.S.) and 617-801-6888 (International). The passcode is 49651089. A replay also will be available through the Investor Relations Section of the Company’s website.

Reconciliation of Last Twelve Month Net Loss to Adjusted EBITDA

Adjusted EBITDA is defined as EBITDA further adjusted to exclude certain non-cash and certain non-recurring costs. Adjusted EBITDA also includes expected future cost savings and other adjustments permitted in calculating covenant compliance under the indentures governing certain of the Company’s debt instruments and the Company’s senior credit facility. Certain covenants in these agreements (i) require the Company to maintain leverage ratio and (ii) restrict the Company’s ability to take certain actions such as incurring additional debt or making certain acquisitions if the Company is unable to meet a fixed charge coverage ratio. Our senior credit facility requires that the Company’s ratio of senior secured debt to Adjusted EBITDA (measured on a trailing four-quarter basis) not exceed 4.25 to 1.00 as of the last day of each fiscal quarter. Senior secured debt is defined to include borrowings under our senior credit facility and certain other indebtedness secured by liens (not including indebtedness secured by second-priority liens or certain indebtedness of our foreign subsidiaries that are not loan parties to our senior credit facility). The covenant to incur additional indebtedness and the ability to make future acquisitions requires an Adjusted EBITDA to Fixed Charges ratio (measured on a trailing four-quarter basis) of 2.0:1.0. Fixed charges are defined as interest expense excluding the amortization or write-off of deferred financing costs. Failure to comply with these covenants can result in limiting long-term growth prospects by hindering the Company’s ability to incur future indebtedness or grow through acquisitions. The Company believes that including the supplemental adjustments applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors to demonstrate compliance with financial covenants and assess the Company’s future ability to incur additional indebtedness. Adjusted EBITDA and fixed charges are not defined terms under accounting principles generally accepted in the United States of America (US GAAP).

Adjusted EBITDA is not intended to represent any measure of earnings or cash flow in accordance with US GAAP and the Company’s calculation and use of this measure may differ from other companies. These non-GAAP measures should not be used in isolation or as a substitute for measures of performance or liquidity. Adjusted EBITDA should not be considered an alternative to operating income or net loss under US GAAP to evaluate the Company’s results of operations or as an alternative to cash flows as a measure of liquidity. Fixed Charges should not be considered an alternative to interest expense.

Reconciliation of Net Loss to Adjusted EBITDA

(U.S. Dollars in Millions)

Year Ended Dec. 31, 2008
Reconciliation of Net Loss to Adjusted EBITDA
Net loss	$(1,190)
Income tax benefit	(17)
Interest expense, net	304
Depreciation and amortization expense	203

EBITDA	(700)
Adjustments to EBITDA:
Terminated merger and settlement costs(1)	1,027
Integration costs(2)	27
Non-cash items(3)	26
Unusual items:
Gain on divestiture of assets	(5)
Business realignments(4)	41
Derivative settlements(5)	37
Other(6)	24

Total unusual items	97

In process Synergies and productivity program savings(7)	119

Adjusted EBITDA	$596

Fixed charges(8)	$247

Ratio of Adjusted EBITDA to Fixed Charges(9)	2.41

(1)

Primarily represents accounting, consulting, tax and legal costs related to the terminated Huntsman merger and related litigation, including the $325 million payment to Huntsman to terminate the merger and the $225 million to settle litigation and the non-cash push-down of settlement costs paid by Apollo of $200 million. Also represents the write-off of previously deferred acquisition costs.

(2)

Primarily represents redundancy and incremental administrative costs associated with integration programs. Also includes costs to implement a single, company-wide management information and accounting system and a new consolidations and financial reporting system.

(3)

Includes non-cash charges for impairments of property and equipment and intangible assets, impairments of goodwill, accelerated depreciation, stock-based compensation and unrealized foreign exchange and derivative activity.

(4)	Represents plant rationalization, headcount reduction and other costs associated with business realignments.
(5)	Primarily represents derivative settlements on a portion of our cross currency and interest rate swaps.
(6)	Primarily includes pension expense related to formerly owned businesses, business optimization expenses, management fees and realized foreign currency activity.
(7)	Represents targeted productivity program savings.
(8)	The charges reflect pro forma interest expense based on interest rates at February 26, 2009.
(9)

We are required to have an Adjusted EBITDA to Fixed Charges ratio of greater than 2.0 to 1.0 to be able to incur additional indebtedness under our indenture for the Second Priority Senior Secured Notes. As of December 31, 2008, the Company was able to satisfy this covenant and incur additional indebtedness under this indenture.

Forward Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, the management of Hexion Specialty Chemicals, Inc. (which may be referred to as “Hexion,” “we,” “us,” “our” or the “Company”) may from time to time make oral forward-looking statements. Forward looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “will” or “intend” or similar expressions. Forward-looking statements reflect our current views about future events and are based on currently available financial, economic and competitive data and on our current business plans. Actual results could vary materially depending on risks and uncertainties that may affect our markets, services, prices and other factors as discussed in our 2007 Annual Report on Form 10-K, and our other filings, with the Securities and Exchange Commission (SEC). Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: economic factors such as the current credit crises and economic downturn and their related impact on liquidity and an interruption in the supply of or increased pricing of raw materials due to natural disasters; competitive factors such as pricing actions by our competitors that could affect our operating margins; and regulatory factors such as changes in governmental regulations involving our products that lead to environmental and legal matters as described in our 2007 Annual Report on Form 10-K, and our other filings, with the SEC.

About Hexion Specialty Chemicals

Based in Columbus, Ohio, Hexion Specialty Chemicals serves the global wood and industrial markets through a broad range of thermoset technologies, specialty products and technical support for customers in a diverse range of applications and industries. Hexion Specialty Chemicals is controlled by an affiliate of Apollo Management, L.P. Additional information is available at www.hexion.com.

Contacts

Investors:

John Kompa

Director, Investor Relations

Hexion Specialty Chemicals

+1 614 225 2223

john.kompa@hexion.com

Media:

Peter F. Loscocco

Vice President, Public Affairs

Hexion Specialty Chemicals

+1 614 225 4127

peter.loscocco@hexion.com

(See Attached Financial Statements)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

HEXION SPECIALTY CHEMICALS, INC. (Unaudited)

	Three months ended Dec. 31,
	2008	2007
(In millions)
Net sales	$1,178	$1,480
Cost of sales	1,101	1,314

Gross profit	77	166
Selling, general and administrative expense	90	98
Terminated merger and settlement costs	800	—
Integration costs	7	10
Other non-operating expense net	56	37

Operating (loss) income	(876)	21
Interest expense, net	77	73
Other non-operating (income) expense, net	(11)	10

Loss from continuing operations before income tax, earnings from unconsolidated entities and minority interest	(942)	(62)
Income tax (benefit) expense	(22)	1

Loss from continuing operations before earnings from unconsolidated entities and minority interest	(920)	(63)
Earnings from unconsolidated entities, net of taxes	—	1
Minority interest in net income of consolidated subsidiaries	(1)	(1)

Net loss	(921)	(63)

Comprehensive loss	$(1,060)	$(50)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

HEXION SPECIALTY CHEMICALS, INC. (Unaudited)

	Year Ended December 31,
	2008	2007
(In millions)
Net sales	$6,093	$5,810
Cost of sales	5,467	5,019

Gross profit	626	791
Selling, general and administrative expense	393	390
Terminated merger and settlement costs	1,027	—
Transaction costs	—	1
Integration costs	27	38
Other operating expense, net	72	60

Operating (loss) income	(893)	302
Interest expense, net	304	310
Other non-operating expense, net	7	15

Loss from continuing operations before income tax, earnings from unconsolidated entities and minority interest	(1,204)	(23)
Income tax (benefit) expense	(17)	44

Loss from continuing operations before earnings from unconsolidated entities and minority interest	(1,187)	(67)
Earnings from unconsolidated entities, net of taxes	2	4
Minority interest in net income of consolidated subsidiaries	(5)	(2)

Net loss	(1,190)	(65)

Comprehensive (loss) income	$(1,362)	$28

CONDENSED CONSOLIDATED BALANCE SHEETS

HEXION SPECIALTY CHEMICALS, INC. (Unaudited)

	December 31, 2008	December 31, 2007
(In millions, except share data)
Assets
Current assets
Cash and cash equivalents (including restricted cash of $6 at December 31, 2008)	$127	$199
Short-term investments	7	—
Accounts receivable (net of allowance for doubtful accounts of $24 and $22, respectively)	582	874
Inventories:
Finished and in-process goods	328	418
Raw materials and supplies	141	185
Other current assets	84	78

Total current assets	1,269	1,754

Other assets	108	223
Property and equipment
Land	98	105
Buildings	307	325
Machinery and equipment	2,157	2,231

	2,562	2,661
Less accumulated depreciation	(1,101)	(1,046)

	1,461	1,615
Goodwill	170	206
Other intangible assets, net	172	208

Total assets	$3,180	$4,006

Liabilities and Shareholder’s Deficit
Current liabilities
Accounts and drafts payable	$372	$718
Debt payable within one year	113	85
Interest payable	51	54
Income taxes payable	34	47
Other current liabilities	309	342

Total current liabilities	879	1,246

Long-term debt	3,746	3,635
Long-term pension and post employment benefit obligations	259	220
Deferred income taxes	122	141
Other long-term liabilities	128	138
Advance from affiliates	225	—

Total liabilities	5,359	5,380

Minority interest in consolidated subsidiaries	39	12
Commitments and Contingencies
Shareholder’s Deficit
Common stock - $0.01 par value; 300,000,000 shares authorized, 170,605,906 issued and 82,556,847 outstanding at December 31, 2008 and 2007	1	1
Paid-in capital (deficit)	517	(13)
Treasury stock, at cost – 88,049,059 shares	(296)	(296)
Accumulated other comprehensive income	2	174
Accumulated deficit	(2,442)	(1,252)

Total shareholder’s deficit	(2,218)	(1,386)

Total liabilities and shareholder’s deficit	$3,180	$4,006

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

HEXION SPECIALTY CHEMICALS, INC. (Unaudited)

	Year Ended Dec. 31
	2008	2007
(In millions)
Cash flows (used in) provided by operating activities
Net loss	$(1,190)	$(65)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	203	198
Push-down of expense paid by shareholder	200	—
Write-off of deferred acquisition costs	101	—
Gain on sale of assets, net of taxes	(3)	(8)
Minority interest in net income of consolidated subsidiaries	5	2
Stock-based compensation expense	5	5
Deferred tax benefit	(13)	(3)
Amortization of deferred financing fees	8	7
Impairments and accelerated depreciation	33	32
Realized loss on derivatives	37	—
Other non-cash adjustments	(14)	14
Net change in assets and liabilities, excluding acquisitions:
Accounts receivable	231	(51)
Inventories	99	(14)
Accounts and drafts payable	(299)	57
Income taxes payable	(10)	(33)
Other assets, current and non-current	8	17
Other liabilities, current and long-term	(33)	16

Net cash (used in) provided by operating activities	(632)	174

Cash flows used in investing activities
Capital expenditures	(134)	(122)
Capitalized interest	—	(1)
Acquisition of businesses, net of cash acquired	—	(130)
Deferred acquisition costs	—	(101)
Change in restricted cash	(6)	—
Purchases of investments	(7)	—
Proceeds from the sale of assets	13	19

Net cash used in investing activities	(134)	(335)

Cash flows provided by financing activities
Net short-term debt (repayments) borrowings	8	1
Borrowings of long-term debt	1,092	2,405
Repayments of long-term debt	(929)	(2,100)
Capital contribution from parent	325	—
Contingent affiliate advance	225	—
Payment of dividends on common stock	(2)	(13)
Long-term debt and credit facility financing fees	—	(5)
Minority interest in variable interest entity	24	—
Cash settlement of derivatives	(37)	—

Net cash provided by financing activities	706	288

Effect of exchange rates on cash and cash equivalents	(18)	8
(Decrease) increase in cash and cash equivalents	(78)	135
Cash and cash equivalents at beginning of year	199	64

Cash and cash equivalents (unrestricted) at end of year	$121	$199

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